                                                   Certain portions of this
                                                   exhibit have been
                                                   omitted based upon
                                                   a request for confidential
                                                   treatment. Omitted portions
                                                   have been separately filed
                                                   with the Securities and
                                                   Exchange Commission.


RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Agreement made as of ... June 1997 (the "Effective Date"), between OSIRIS THERAPEUTICS, INC., a company organized under the laws of the State of Delaware, of 2001 Aliceanna Street, Baltimore, Maryland 21231-2001, USA (hereinafter "Osiris") and NOVARTIS PHARMACEUTICALS CORPORATION, a corporation organized under the laws of the State of Delaware, of Route 10, East Hanover, New Jersey, USA (hereinafter "Novartis").

WITNESSETH

WHEREAS, Osiris owns, or is exclusive licensee with the right to sublicense, certain patent rights and know-how relating to the isolation and use of mesenchymal stem cells as hereinafter defined (hereinafter "MSCs "); and

WHEREAS, Novartis desires to obtain a license from Osiris to manufacture, use and sell products containing MSCs for certain therapeutic uses under such patent rights and know-how; and

WHEREAS, both Osiris and Novartis desire to enter into a research collaboration in the Field as hereinafter defined; and

WHEREAS, Novartis' Affiliate Novartis Pharma AG desires to make an equity investment in Osiris;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE 1. DEFINITIONS

The following terms shall have the following meanings:

      1.1 "Affiliate" means any corporation or other entity which controls, is controlled by, or is under common control with, a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

      1.2 "Area" means a subdivision of the Field, which is either the Bone Therapy Area, the Cartilage Therapy Area, or the Gene Therapy Area.

      1.3 "Bone Therapy Area" means the systemic or local treatment of diagnosed osteoporosis (OP), but does not include acute and non-degenerative bone defects, other degenerative bone defects, and large segmental defects.

      1.4 "Cartilage Therapy Area" means the treatment of acute articular hyaline cartilage injury, other non-degenerative articular hyaline cartilage defects, and diagnosed osteoarthritis (OA).

      1.5 "E.U. Countries" means the Member States of the European Union as of the Effective Date, and such other countries as may in the future join the European Union, in each case for so long as such country remains a member of the European Union.

      1.6     "FDA" means the United States Food and Drug Administration.

      1.7 "Field" means all three of the Areas Cartilage Therapy, Bone Therapy and Gene Therapy, as defined herein, or, to the extent that the Field has been restricted according to the provisions of Art. 4.7, any one or two of said Areas.

      1.8 "First Commercial Sale" of Product shall mean the first bona fide sale for use or consumption by the general public of Product in a country after required marketing and pricing approval has been granted by the governing health authority of such country.

      1.9 "Gene Therapy Area" means the use of transduced MSCs for the delivery of a gene and/or polypeptide, which becomes part of the Gene Therapy Area pursuant to any part of Article 4.8.

      1.10 "Gene Therapy Product" means a product or process which comprises or is used for producing transduced MSCs for the delivery of a gene and/or polypeptide and which is in the Gene Therapy Area.

      1.11 "IND" means an Investigational New Drug application, or an Investigational Device Exemption (IDE), as defined in the US Food, Drug and Cosmetic Act and the regulations promulgated thereunder for initiating clinical trials in the USA, or any corresponding application in a country other than the USA.

      1.12 "Joint Patent Rights" means patent rights which are jointly owned by Novartis and by Osiris under the provisions of Art. 11.1.

      1.13 "JSC" means the Joint Steering Committee set up under the provisions of Art. 5.

      1.14 "Making and having made" includes the expansion and/or differentiation of MSCs in vitro and/or combining such MSCs or differentiated products thereof with a delivery vehicle.

      1.15 "MSCs" means human mesenchymal stem cells which can differentiate into cells of more than one connective tissue type.

      1.16 "MSC Product" means a product, process or service in the Cartilage Therapy Area or the Bone Therapy Area and containing non-transduced or transduced MSCs, or cells derived from isolated MSCs which have been differentiated in vitro into a specific lineage.

      1.17 "NDA" means a New Drug Application; a Biologics License Application; or a Pre-Marketing Approval for a device, as defined in the US Food, Drug and Cosmetic Act and the regulations promulgated thereunder or any other governmental approval to market a Product in the USA, or any corresponding application for marketing approval in a country other than the USA.

      1.18 "Net Sales" with respect to any Product means the gross invoice price of such Product sold to Third Parties in bona fide, arms-length transactions by Novartis or its Affiliates, licensees or sublicensees, less
(i) quantity and/or cash discounts actually allowed or taken; (ii) freight, postage and insurance; (iii) amounts repaid or credited by reasons of rejections or return of goods or because of retroactive price reductions specifically identifiable to Product; (iv) amounts payable resulting from Governmental (or agency thereof) mandated rebate programs; (v) third-party rebates to the extent actually allowed; vi) custom duties and taxes (excluding income, value-added and similar taxes), if any, directly related to the sale; and (vii) any other specifically identifiable amounts included in Product's gross sales that will be credited for reasons substantially equivalent to those listed hereinabove; all as determined in accordance with Novartis' standard allocation procedure and accountancy methods, which are in accordance with generally acceptable accountancy principles {GAAP}).

      In the event a Product is sold in a combination product with other pharmacologically active components, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination product by the fraction A/B, where A is the gross selling price of the Product sold separately and B is the gross selling price of the combination product. In the event that no such separate sales are made by Novartis or an Affiliate, licensee or sublicensee, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination product by the fraction C/(C+D) where C is the fully allocated cost of the Product and D is the fully allocated cost of such other pharmacologically active component. In no event shall Net Sales of any Product calculated under this provision with respect to any combination product be less than fifty percent of the Net Sales of such combination product.

      1.19 "North America" means Canada, Mexico and the United States of America, its territories and possessions, including Puerto Rico.

      1.20 "Novartis Know-How" means any and all data, substances, processes, materials, formulas, inventions (whether or not patentable), results or information which is useful for the research, development, making, or using of MSCs or products produced therefrom and which is owned by Novartis or its Affiliates or as to which Novartis or its Affiliates has transferable rights.

      1.21 "Novartis Patent Rights" means any and all patents and patent applications owned by Novartis or its Affiliates or including Novartis' interest in Joint Patent Rights or as to which Novartis or its Affiliates has transferable rights, in each case to the extent that they claim Novartis Know-How.

      1.22 "Osiris Know-How" means any and all data, substances, processes, materials, formulas, inventions (whether or not patentable), results or information which is useful for the research, development, making or using of Product and which results from Novartis funding and/or is owned by Osiris or to which Osiris has transferable rights, including rights obtained from Osiris Affiliates.

      1.23 "Osiris Patent Rights" means any and all patents and patent applications owned by Osiris including Osiris' interest in Joint Patent Rights or as to which Osiris has a transferable rights in each case to the extent that they claim Osiris Know-How. The Osiris Patent Rights include the patents and applications of Schedule B.

      1.24 "Patents and patent applications" includes divisions, continuations, reissues, provisional applications, continuations-in part, reexaminations, extensions and supplemental protection certificates.

      1.25 "Primary Country" means any of the United States, Canada, Japan, France, Germany, Italy, the United Kingdom and Switzerland.

      1.26    "Product" means an MSC Product or a Gene Therapy Product.

      1.27 "Research Program" means the program of research described in the detailed plan set out in Schedule C of this Agreement for the first two years of the Research Term, and as subsequently amended or extended as provided in this Agreement.

      1.28 "Research Term" means, with respect to an Area and the Products in the Area, the period during which research by Osiris in an Area is being funded by Novartis.

      1.29 "Royalty Term" means with respect to each Product in each country the period of time equal to the longer of (a) ten (10) years from the date of the First Commercial Sale of such Product in such country or (b) if after such ten (10) year period the manufacture, use or sale of such Product in such country is covered by a Valid Patent Claim of an Osiris Patent Right, the term for which such Valid Patent Claim or any new Valid Patent Claim remains in effect and would if in a granted patent be infringed but for the license granted by this Agreement.

      1.30    "Start-up Date" means 1 July 1997.

      1.31    "Territory" means all countries in the world.

      1.32 "Third Party" means any party other than Osiris, Novartis and their Affiliates.

      1.33 "Valid Patent Claim" means either (a) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.

ARTICLE 2.  LICENSE GRANT

      2.1 License Grant by Osiris: Subject to the terms and conditions of this Agreement, Osiris hereby grants to Novartis an exclusive license, or where applicable an exclusive sublicense, under Osiris Patent Rights and Osiris Know-How to use, import, sell and offer to sell Product in the Territory; to make and to have made Gene Therapy Product in the Territory; to make and to have made MSC Product for sale and use in all countries of the Territory other than North America; and to the extent that Novartis is granted the right to make or have made MSC Product for sale and use in North America under the provisions of Article 14.2 or the Supply Agreement entered between the parties pursuant to Article 14.1, to make and to have made MSC Product for sale and use in North America. It is expressly understood that Novartis shall not have the right to grant a sublicense under the licenses granted to Novartis hereunder, except as provided in Article 2.5.

      2.2 Exclusivity Term in E.U.: Respecting E.U. Countries, the exclusivity provided by Osiris in respect of a specific Product shall be limited to a period of ten (10) years from First Commercial Sale of that Product in an EU Country, provided, however, that in the E.U. Countries in which Patent Rights relevant to that Product remain valid after expiration of the ten-year period, the exclusivity will continue until expiration of said Patent Rights. For avoidance of doubt, Novartis acknowledges that termination of exclusivity in E.U. Countries pursuant to the preceding sentence shall not reduce, impair or otherwise affect Novartis' obligation to continue to pay royalties provided in Article 8 hereof, in such countries.

      2.3 DARPA Agreement: It is expressly understood that no rights are transferred by Osiris with respect to developments under the Agreement between Defense Advanced Research Projects Agency (DARPA) and Osiris.

      2.4     License Grant by Novartis:

      2.4.1 Novartis on behalf of itself and its Affiliates grants to Osiris an exclusive royalty free license in the Field under Novartis Know-How and under Novartis Patents with respect to any and all Products in any and all countries as to which Product and country(ies) the license granted to Novartis by Osiris hereunder has been terminated under the provisions of Art. 4.7, 6.5, 6.6, 17.2, 17.3, or 17.4.

      2.4.2 Novartis on behalf of itself and its Affiliates grants to Osiris a royalty bearing worldwide license under Novartis Know-How and under Novartis Patents to use, import, sell, offer to sell, make and have made any and all products outside the Field. The license shall be exclusive except as to Novartis and its Affiliates. The royalty shall be negotiated in good faith between the parties and if the parties cannot reach agreement, the royalty shall be submitted to arbitration pursuant to Schedule A hereto.

      2.4.3 The licenses granted under Sections 2.4.1 and 2.4.2 include the right to grant sublicenses.

      2.5     Sublicenses:

      2.5.1 Novartis shall have the right to grant a sublicense to any Novartis Affiliate. Further, Novartis shall have the right to grant a sublicense to a Third Party with the prior consent of Osiris, which shall not be unreasonably withheld. In any sublicense granted by Novartis, Novartis shall require the sublicensee to become bound to the terms and conditions of Articles 6, 9.5, 16.1, 16.4, 18.2.2, 18.2.3, 18.4 and 18.6 of this Agreement, with Osiris being made a third party beneficiary of such obligations of the sublicense. A breach of such terms by the sublicensee shall be a breach by Novartis under this Agreement. Any such sublicense shall prohibit any further sublicensing and shall provide that a termination of Novartis' license shall terminate the sublicensed rights.

      2.5.2 To the extent that a party to this Agreement receives a license under this Agreement which is a sublicense under an agreement with a Third Party ("Third Party Agreement"), the party receiving such sublicense understands and agrees as follows:

      (i) The sublicense granted under this Agreement is subject to the terms, limitations, restrictions and obligations of the Third Party Agreement; and
      (ii) such party will comply with the terms, obligations, limitations and restrictions of such Third Party Agreement applicable to a sublicensee, to the extent that such party is advised thereof.

      2.5.3 Subject to the rights retained by Case Western Reserve University (Case Western), Osiris is the exclusive licensee of Case Western to US Patent 5,591,625 and to US patent applications [*CONFIDENTIALITY REQUESTED*] and equivalents thereof, which are included in the Patent Rights set out in Schedule B of this Agreement. Osiris warrants that it has the right to grant sublicenses under such Patent Rights, and that Novartis shall have no direct financial or other liability to Case Western as a result of entering into this Agreement with Osiris.

      2.5.4 If Novartis receives a sublicense under Osiris Know-How or Osiris Patent Rights as to which Osiris has transferable rights under a license from a Third Party, and said license was obtained from said Third Party during the Research Term, then no payment additional to those specified in Articles 7 and 8 shall be required in order for Novartis to make use of such sublicense, and any royalties due to said Third Party shall be paid by Osiris. If Novartis receives a sublicense under Osiris Know-How or Osiris Patent Rights as to which Osiris has transferable rights under a license from a Third Party, and said license was obtained from said Third Party subsequent to the Research Term, then if Novartis wishes to make use of such sublicense any royalties due to said Third Party shall be paid by Novartis in addition to the royalty payments due to Osiris.

ARTICLE 3.  KNOW-HOW

      Insofar as this has not already occurred, Osiris shall disclose to Novartis the existing Osiris Know-how within thirty (30) days of the Effective Date. Osiris and Novartis shall further disclose to one another all Osiris Know-how and Novartis Know-how hereinafter developed or acquired by either party during the term of this Agreement, to the extent that it is licensed to the other party.

ARTICLE 4.  RESEARCH PROGRAM

      4.1. Conduct of the Research Program: The conduct of the Research Program shall be the primary responsibility of Osiris with participation by Novartis and its Affiliates. The Research Program shall be conducted in compliance, where required, with Good Laboratory Practice, and in all material respects with applicable legal requirements, to attempt to achieve efficiently and expeditiously its objectives described in the work plan set forth in Schedule C hereto. Osiris and Novartis shall proceed diligently with the work set out in the Research Program by using their respective good faith efforts considering, in the case of Osiris, the funding received from Novartis.

      4.2. Use of Research Funding: Osiris shall apply the research funding it receives from Novartis under this Agreement for the purpose of identification and pre-clinical development of Products, applying the number of Full Time Equivalents (FTEs) specified in Schedule C. At least 25% (twenty five percent) of the FTEs specified for each Area shall be assigned to the Research Program in that Area within one (1) month from the Start-up Date, at least 60% (sixty percent) within two (2) months from the Start-up Date, and at least 100% (one hundred percent) within three (3) months from the Start-up Date, whereby any under-allocation of FTEs during this initial three (3) month period shall be made good by the first anniversary of the Start-up Date. It is also understood and agreed that an FTE may be provided by one, two or more persons. For each Area, a senior scientist, mutually acceptable to both parties, shall be appointed as Program Leader for the Research Program in that Area.

      In no event shall Osiris be obligated to perform work under the Research Program beyond that which is funded by Novartis, except as otherwise provided in Art. 4.6. It is expressly understood that no representations or warranties or agreement is made that the objectives set forth in the work plan will in fact be achieved.

      With respect to each Area, during the period which Novartis is funding research in such Area under this Agreement, Osiris agrees not to perform any research and development work for any Third Party in such Area.
It is also expressly understood that the research funding may be employed for research to be performed by Osiris under this Agreement and/or for research to be performed under a subcontract, as provided in Article 4.3.

      4.3. Subcontracts: Subject to the provisions of Art. 16, Osiris and Novartis may each subcontract portions of the Research Program to be performed by them in the normal course of their business to a Third Party without the prior consent of the other; provided, however, that the other party is informed, and that either such Third Party has entered into an appropriate confidentiality agreement with Osiris or Novartis, or such subcontracting would not require the transfer of confidential information to the Third Party. The use of subcontractors by Osiris shall not add to the financial liabilities of Novartis under this Agreement, whether in terms of Research Funding, of royalties, or in any other respect; however, the research funding may be used for funding any such subcontracts.

      4.4. Data: Osiris and Novartis and their respective Affiliates and subcontractors shall each maintain records in sufficient detail and in good scientific manner appropriate for patent purposes and as will properly reflect all work done and results achieved in the performance of the Research
Program (including all data in the form required to be maintained under any applicable governmental regulations). Osiris and Novartis shall each provide the other the right to inspect such records, and shall provide copies of all requested records, to the extent reasonably required for the performance of the requesting party's obligations under this Agreement; provided, however, that each party shall maintain such records and the information of the other contained therein in confidence in accordance with Article 16 below and shall not use such records or information except to the extent otherwise permitted by this Agreement.

      4.5 Term of Research Funding: The term during which Novartis will fund the research of Osiris shall be determined independently for each of the Areas. For each of the Bone Therapy and the Cartilage Therapy Areas, independently, the term shall be five (5) years from the Start-up Date, unless earlier terminated by Novartis in its sole discretion. Such notice of early termination may be given by Novartis no later than twenty four (24) months from the Start-up Date, to take effect at thirty (30) months from the Start-up Date; or no later than forty two (42) months from the Start-up Date, to take effect at forty eight (48) months from the Start-up Date. For the Gene Therapy Area, the term shall be thirty (30) months from the Start up
Date provided, however, that Novartis shall have the right to extend such term for an additional thirty (30) months with respect to the Gene Therapy Area as it exists as of such date upon agreement by the parties to the funding therefor, which funding shall be no less than $500,000 per calendar quarter, and subject to termination by Novartis, in its sole discretion, eighteen months after the start of such extended term, by at least six months prior written notice.

      4.6 Amount of Research Funding: Novartis will fund the research of Osiris in the Field, subject to the provisions of Art. 4.5, by quarterly payments in advance throughout the Research Term, beginning on the Start-up Date. The amount of each of the first ten quarterly payments shall be [*CONFIDENTIALITY REQUESTED*]. Thereafter, the amount of each quarterly payment shall depend upon the agreed budget for those Areas in which research is still being funded, but shall not be less than [*CONFIDENTIALITY REQUESTED*] if one of the Cartilage Therapy and Bone Therapy Areas is being funded, and not less than [*CONFIDENTIALITY REQUESTED*] if both of said Areas are being funded. This funding shall provide the number of FTEs in each Area as specified in Schedule C hereto, inclusive of personnel costs, lab materials and supplies, electronic data processing expenditures, travel expenditures, depreciation, occupancy fees and all other costs. One FTE shall be provided by Osiris for each [*CONFIDENTIALITY REQUESTED*] of funding provided by Novartis; in addition, Osiris shall provide, at its own cost and without further charge to Novartis, one (1) FTE in the Cartilage Therapy Area and one (1) FTE in the Bone Therapy Area in each full year of the Research Term for such Area, provided, however, that Osiris shall not be obligated to provide such FTE in an Area as from the date of notice of early termination of research funding for such Area according to Art. 4.5.

      4.7 Restriction of Rights on early Termination: If Novartis gives notice of early termination of research funding for the Bone Therapy Area and/or the Cartilage Therapy Area under the provisions of Article 4.5, the Areas for which research funding has been terminated shall no longer be part of the Field, the license granted to Novartis for MSC Product in each such Area shall be terminated and Novartis shall have no further rights in respect of such Area.

      4.8     Scope of Gene Therapy Area:

      4.8.1 Initial Designation: Within ninety (90) days of the Effective Date, Novartis shall designate three genes or polypeptides which shall be used for transducing MSCs for delivery of a gene and/or polypeptide and the use of such transduced MSCs shall become part of the Gene Therapy Area.

      4.8.2 Right of First Refusal: Novartis may at any time up to 31 December 1997 propose to Osiris that the use in transduced MSCs of one or more of the specific genes or polypeptides in a list given to Osiris within ninety
(90) days of the Effective Date shall be added to the Gene Therapy Area within this Agreement. The list shall include only those genes and polypeptides the use of which Novartis in good faith believes may be added to the Gene Therapy Area. When such genes and polypeptides are proposed, the parties shall then discuss the financial terms upon which the Gene Therapy Area may be so extended. Such terms [*CONFIDENTIALITY REQUESTED*] as set out in this agreement. Non-financial terms of this Agreement shall not be affected. If the parties have not reached agreement upon such terms within sixty (60) days from the date of Novartis' proposal, Osiris may offer a license for such subject matter to a Third Party provided that the financial terms thereof, as a whole, are no more favorable to such Third Party than those last offered to Novartis. If Osiris desires to offer a Third Party a license for such subject matter at terms more favorable, then Osiris shall offer such more favorable terms to Novartis and if within thirty (30) days of such offer, Novartis informs Osiris that it is prepared to enter into an agreement with Osiris in accordance with such terms, Osiris shall conclude such agreement with Novartis upon such terms. If no such statement is made by Novartis within said thirty (30) days, Osiris shall be free to enter into an agreement in accordance with such terms with a third party.

      4.8.3 Right of First Negotiation: Novartis may at any time up to 31 December 1997 propose to Osiris that the use in transduced MSCs of one or more genes or polypeptides other than those listed in Art. 4.8.2 above shall be added to the Gene Therapy Area within this Agreement, and the parties shall then discuss the financial terms upon which the Gene Therapy Area may be so extended. Such terms [*CONFIDENTIALITY REQUESTED*] shall not change the royalty rates as set out in this Agreement. Non-financial terms of this Agreement shall not be affected. If the parties have not reached agreement upon such terms within sixty (60) days from the date of Novartis' proposal, Osiris shall be free to enter into a license agreement for such subject matter with a Third Party without further reference to Novartis.

      4.8.4 Amendment to Schedule C: When the scope of the Gene Therapy Area is initially defined or extended by the provisions of Art. 4.8.1, 4.8.2 or 4.8.3, Schedule C of this Agreement shall be modified accordingly.

      4.9 Visit to Premises: At any time during the Research Term for any Area, Novartis members of the JSC or other designated employees of Novartis or its Affiliates may upon reasonable notice visit the premises of Osiris or its subcontractors in order to inform themselves of the progress of work funded by Novartis under this Agreement.

ARTICLE 5. JOINT STEERING COMMITTEE

      5.1 Membership and Responsibilities: A Joint Steering Committee ("JSC") shall be established, consisting of three (3) representatives appointed by each of Novartis and Osiris. Each party may replace its JSC representatives at any time, after discussion with the other party, with subsequent written notice to the other party. Osiris and Novartis shall each appoint one of their JSC representatives to be responsible for co-ordinating communications between Osiris and Novartis (the "Primary Contact Person").
The JSC shall be chaired by a research manager appointed by Novartis. The JSC shall have responsibility, inter alia, for:

      (i) monitoring the progress of the parties' research in the Field and assaying its overall scientific and therapeutic relevance and competitiveness;
      (ii) fostering the collaborative relationship between Osiris and Novartis
      (iii)   facilitating all required technology transfer; and
      (iv) reviewing and allocating annual FTEs, within the framework of the contractually agreed funding level. Modifications of the Research Program and of individual Program budget items within the contractually agreed overall yearly funding level may be made only with the approval of the JSC.
      (v) clearance of scientific publications relating to the Field, containing work from either party.

      5.2. Quarterly Reports: Within thirty (30) days following the end of each calendar quarter, Osiris and Novartis shall each provide to the members of the JSC written reports which shall summarize in reasonable detail the work each has performed under the Research Program during the preceding calendar quarter by the parties and any subcontractors of either party, and, in the case of Osiris, shall give an account of its allocation of FTEs in that quarter. In addition, Osiris shall report on a monthly basis the activities and results of the FTEs assigned to the Research Program.

      5.3 Decision Making: Decisions of the JSC shall be made by unanimous approval. In the event the parties are unable to agree, the dispute will be referred to Osiris's President (or designee of similar rank) and Novartis's CEO (or designee of similar rank), who shall promptly meet in person or by means of telephone or video conference and endeavour to resolve the dispute in a timely manner. In the event such individuals are unable to resolve the dispute, it shall be settled by binding arbitration in accordance with Schedule A hereto.

      5.4 JSC Meetings: During the Research Term, the JSC shall meet at regular intervals, as agreed by the parties, in person at such locations as the parties agree, or by means of telephone or video conference. With the consent of the parties, other representatives of Osiris or Novartis may attend JSC meetings as nonvoting observers. The party hosting a particular JSC meeting shall promptly prepare and deliver to the members of the JSC, within thirty (30) days after the date of each meeting, minutes of such meeting setting forth, inter alia, all decisions of the JSC, and including a report on the progress of the research in each Area. In case of telephone and video conferences, this responsibility will alternate between the parties.

      5.5 Voting: Each party shall have one vote at each JSC meeting and a quorum for such a meeting shall require at least one member appointed by each party. A failure to establish a quorum for a meeting on which a matter is to be voted shall be considered a disagreement under Article 5.3.

ARTICLE 6.  DEVELOPMENT OF PRODUCT

      6.1 Responsibilities: Novartis will plan and execute all clinical development and registration activities within the Field in the Territory, at its own expense. Novartis shall own all registration dossiers, INDs and NDAs.

      6.2 Reasonable Commercial Efforts: Novartis agrees to use reasonable commercial efforts, similar to those used for products originating in Novartis, to obtain NDA approval in all Primary Countries and to market and sell Product in all Primary Countries as promptly as is reasonably practicable, and thereafter to use reasonable commercial efforts, as for products originating in Novartis, to continue to market and sell Product in all Primary Countries.

      6.3 Notification of Lack of Interest: If at any time Novartis does not have a meaningful interest in developing, marketing and selling and continuing to develop, market and sell any Product in any country, Novartis shall notify Osiris promptly thereof.

      6.4 Reporting: Novartis shall provide Osiris with written reports within thirty (30) days after June 30 and December 31 of each year concerning the efforts being made by Novartis, its Affiliates and licensees to research, develop, obtain regulatory approval, market and sell Product, and shall provide Osiris with any other information reasonably requested by Osiris in this respect. To the extent that Novartis makes reports to the Joint Steering Committee under Article 5.2, such reports shall satisfy the obligation of this
Article 6.4.

      6.5 Right to Terminate for Primary Countries: In the event that Novartis does not meet its obligations with respect to a Product in a Primary Country, or Novartis notifies Osiris that Novartis does not have an interest in continuing to develop, market or sell a Product in a Primary Country, Osiris shall have the right to terminate the rights and licenses granted to Novartis under this Agreement with respect to such Product in such country or countries by sixty (60) days written notice and such rights and licenses shall be terminated after sixty (60) days unless such failure is cured prior thereto.

      6.6 Right to Terminate for other Countries: In the event that Novartis' rights are terminated with respect to a Product in a Primary
Country (other than by reason of Novartis surrendering rights in such Primary Country) or in the event that Novartis notifies Osiris that Novartis does not have an interest in developing or marketing or continuing to develop or market a Product in a country other than a Primary Country, then in the case where Novartis' rights have been terminated with respect to a Product in a Primary Country, Osiris will have the right to terminate Novartis' right with respect to such Product in any country other than a Primary Country for which Novartis is not exerting reasonable commercial efforts, similar to those used for products originating in Novartis, to research, develop, obtain regulatory approval and to market and sell such Product in such a country by written notice to Novartis and such rights shall be terminated in such country or countries unless within sixty (60) days after such notice, Novartis cures such failure; or in the case where Novartis notifies Osiris that it does not have an interest in a country with respect to a Product, then Osiris shall have the right to terminate Novartis' rights to such Product in such country by written notice to Novartis.

ARTICLE 7.  UPFRONT AND MILESTONE PAYMENTS

      7.1 Upfront Payment: Novartis shall pay Osiris the sum of $3,000,000 (three million dollars), due upon the Effective Date. This payment shall be non-refundable and non-creditable against future earned royalties.

      7.2     Milestone Payments

      7.2.1 Bone Therapy Area: When each separate Product developed in the Bone Therapy Area shall reach one of the following milestones, Novartis shall pay the indicated sum to Osiris:

       [*CONFIDENTIALITY REQUESTED*]

      The total milestone payments made by Novartis in respect of the Bone Therapy Area shall not [*CONFIDENTIALITY REQUESTED*] for each separate Product which is commercially introduced.

      7.2.2 Cartilage Therapy Area: One the first occasion on which a Product developed in the Cartilage Therapy Area for the indication acute articular hyaline cartilage injury shall reach one of the following milestones, Novartis shall pay the indicated sum to Osiris:

      [*CONFIDENTIALITY REQUESTED*]

For each occasion on which each separate Product developed for any indication in the Cartilage Therapy Area, (other than the first Product for acute articular hyaline cartilage injury, for which the milestone payments set out in this Art. 7.2.2 above shall apply) shall reach one of the said milestones, Novartis shall pay to Osiris the corresponding sum as set out in Art. 7.2.1 above. The total milestone payments made by Novartis in respect of the Cartilage Therapy Area shall not exceed (a) [*CONFIDENTIALITY REQUESTED*] in respect of the first Product to be commercially introduced for the indication acute articular hyaline cartilage injury, [*CONFIDENTIALITY REQUESTED*] in respect of the first separate Product which is commercially introduced for any other indication in the Area, and (c) [*CONFIDENTIALITY REQUESTED*] for each subsequent separate Product which is commercially introduced for any indication in the Area.

      7.2.3 Gene Therapy Area: When each separate Product developed in the Gene Therapy Area shall reach one of the following milestones, Novartis shall pay the indicated sum to Osiris:

      [*CONFIDENTIALITY REQUESTED*]

      The total milestone payments made by Novartis in respect of the Gene Therapy Area shall not exceed [*CONFIDENTIALITY REQUESTED*], for each separate Product which is commercially introduced.

      7.2.4 Back-up Products: If a Product is abandoned during development after one or more of the first three (3) milestone payments according to Art. 7.2.1, 7.2.2 or 7.2.3 above has been made, and if a back-up Product is developed to replace such abandoned Product, then no milestone payment shall be made in respect of the back-up Product which milestone payment has already been made in respect of the abandoned Product.

      7.2.5 Separate Products: A later developed or later introduced Product shall be considered as separate from an earlier Product in the same Area, and therefore as potentially giving rise to a new set of milestone payments, if at least one of the following criteria is met:

       a) [*CONFIDENTIALITY REQUESTED*]

       b) [*CONFIDENTIALITY REQUESTED*]

       c) [*CONFIDENTIALITY REQUESTED*]

      In the event of a dispute between the parties as to whether or not a later developed or later introduced Product is a separate Product according to this Article 7.2.5, the dispute shall be settled by the arbitration procedure of Schedule A to this Agreement.

       7.2.6 Overlap of Area: If a Gene Therapy Product containing transduced cells also meets the definition of an MSC Product, it shall be considered as an MSC Product for the purpose of determining milestone payments under this Agreement, and only the milestone payments appropriate for the Bone Therapy Area or the Cartilage Therapy Area, as the case may be, shall be payable by Novartis.

      7.3 Refunds and Credits: The milestone payments made according to Art. 7.2 above shall be non-refundable, [*CONFIDENTIALITY REQUESTED*], for the same Product, provided that the total royalties due within any one calendar year, as adjusted by Art. 8.3 if applicable, [*CONFIDENTIALITY REQUESTED*] as a result of this provision shall be carried forward for future deduction.

      7.4 Reports: Novartis shall promptly report to Osiris the occurrence of any event which would trigger a milestone payment according to Art. 7.2 above.

ARTICLE  8.  ROYALTIES

      8.1     Royalty levels:

      8.1.1 MSC Products: Novartis shall pay Osiris, for each separate MSC Product, the following royalties as a percentage of all Net Sales of that Product in the Territory by Novartis, its Affiliates, licensees and sublicensees:


Annual World-wide Net Sales (Million dollars)          Applicable royalty

                        [*CONFIDENTIALITY REQUESTED*]

      For the avoidance of doubt, the above table means, for example, that the royalty payable upon world-wide Net Sales of a Product of [*CONFIDENTIALITY REQUESTED*].

      If a Product has world-wide Net Sales above [*CONFIDENTIALITY REQUESTED*], the applicable royalty shall be calculated as a percentage of the total Net Sales by applying the overall royalty rate shown below:

Annual World-wide Net Sales (Million dollars)      Applicable overall royalty

                        [*CONFIDENTIALITY REQUESTED*]

      8.1.2 Gene Therapy Products: Novartis shall pay Osiris, for each individual Gene Therapy Product, the following royalties as a percentage of all Net Sales of that Product in the Territory made by Novartis, its Affiliates, licensees and sublicensees:

Annual world-wide Net Sales (Million dollars)      Applicable royalty

                        [*CONFIDENTIALITY REQUESTED*]

      For the avoidance of doubt, the above table means, for example, that the royalty payable upon world-wide Net Sales of a Gene Therapy Product of [*CONFIDENTIALITY REQUESTED*]

      8.1.3. Overlap of Areas: If a Gene Therapy Product containing transduced cells also meets the definition of an MSC Product, it shall be considered as an MSC Product for the purpose of determining royalty payments under this Agreement, and the applicable royalty rates will be as set out in Art. 8.1.1.

In no event shall royalty payments be additive for the same Product.

      8.2 Third Party Royalties: If Novartis is required to pay royalties to any Third Party in order to exercise its rights to sell a Product in a country, then [*CONFIDENTIALITY REQUESTED*] of the royalties payable to such Third Party in any calendar quarter for such Product in such country shall be deductible from the royalties paid to Osiris under this Agreement in respect of that Product for the same calendar quarter for such Product in such country, provided that a) such deduction shall not reduce the royalty payment due under Art. 8.1 in respect of that Product for that quarter in such country by [*CONFIDENTIALITY REQUESTED*],and b) in no event shall the royalty due [*CONFIDENTIALITY REQUESTED*] of Net Sales for an MSC Product or [*CONFIDENTIALITY REQUESTED*]of Net Sales for a Gene Therapy Product. For the purposes of this Art. 8.2, the royalties payable for a Product in a country shall be calculated based upon the average worldwide royalty rate for such Product in the applicable calendar year

      8.3 Unlicensed Competition: If in any country a Third Party sells a Product ("Third Party Product") and such Third Party Product in such country is not covered by a Valid Patent Claim of an Osiris Patent Right and/or a patent or patent application owned by or licensed to Novartis and in such country such Third Party Product directly competes with a Product sold by Novartis for which Novartis owes royalties to Osiris under this Agreement, then for the period in which the sales of such Third Party Product in such country are [*CONFIDENTIALITY REQUESTED*] of the sales of the Product sold by Novartis in such country, the royalties owed by Novartis for such Product in such country for such period shall be [*CONFIDENTIALITY REQUESTED*] of the royalties provided in Section 8.1, but in no event shall the royalties owed for such Product in such country when combined with [*CONFIDENTIALITY REQUESTED*] provided under Article 8.2 reduce the royalties for such Product in such country by [*CONFIDENTIALITY REQUESTED*]. For the purposes of this Art. 8.3, the royalties payable for a Product in a country shall be calculated based upon the average worldwide royalty rate for such Product in the applicable calendar year

      8.4 Paid-up License: For each country, following expiration of the Royalty Term in respect of a Product, Novartis shall have a perpetual nonexclusive transferable paid-up royalty free license under Osiris Know-How and under Osiris Patent Rights, in each case which are in existence at the end of the Royalty Term, to use and sell that Product in that country and to make Product for use and sale in that country, subject to any Supply Agreement for North America as contemplated in Article 14.1. Any such transfer shall be subject to the confidentiality and non-use obligations of this Agreement.

ARTICLE  9.  RECORDS AND PAYMENTS

      9.1 Research Funding, Upfront and Milestone Payments: Payments to be made under Articles 4.6, 7.1 and 7.2 shall be paid by Novartis upon presentation of an invoice by Osiris. Payment shall be made no later than (a) the due date or (b) thirty (30) days after receipt of the corresponding invoice, whichever is the later.

      9.2 Royalties: Royalties as provided in Article 8 shall be calculated quarterly on the last day of each calendar quarter during the term of this Agreement and shall be paid to Osiris within sixty
(60) days after said last day with an accounting report showing the amount of each Product sold by Novartis and its Affiliates, licensees and sublicensees during each quarterly period; total receipts for each Product; an accounting and calculation of Net Sales for each such Product; an accounting for amounts deductible, if any against royalty; and total royalties payable to Osiris for each Product. In addition, Novartis shall respond to reasonable inquiries by Osiris with respect to any report made to Osiris under this Agreement.

      9.3 Royalty Calculation: Royalties provided to Osiris shall be determined on the basis of Novartis' monthly standard account of sales which represents the conversion of all local currency sales to Swiss Francs at the average monthly exchange rate of sales, as calculated by Novartis in the ordinary course of business. The royalty report provided under Art. 9.2 shall provide information as to such calculation for each Product.

      9.4 Method of Payment: Royalties and payments provided to Osiris shall be made in United States dollars by telegraphic transfer to Osiris's bank account as directed by Osiris. The exchange rate between the Swiss Franc and US Dollar shall be the rate published in the London Times at the close of business in London on the last business day of the calendar quarter for which the royalties are being paid.

      9.5 Records: Novartis and its Affiliates shall keep accurate records and books of accounts in accordance with generally accepted accounting principles consistently applied and containing all the data reasonably required for calculation and verification of payments made. During the term of this Agreement and two (2) years thereafter, Novartis shall retain accounting records of the previous three (3) years. At Osiris's request, Novartis shall make records available, no more than twice per year, during reasonable working hours for review by an independent accounting firm acceptable to both parties, at Osiris's expense, for the sole purpose of verifying their accuracy. In the event that any such review indicates an underpayment of royalties by Novartis in excess of five percent (5%), Novartis shall pay the cost of such review. Any reported underpayment of royalties shall be immediately due and payable.

      9.6 Confidentiality: Osiris agrees that all information subject to review under Art. 9.5. or under any sublicense agreement is confidential and that Osiris shall cause its accountant to retain all such information in confidence.

      9.7 Taxes: All royalty amounts required to be paid to Osiris pursuant to this Agreement shall be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the U.S. on Osiris ("Withholding Taxes"). Novartis shall provide Osiris a certificate evidencing payment of any Withholding Taxes hereunder and provide reasonable assistance to recover such taxes.

ARTICLE 10.  EQUITY INVESTMENT

Novartis or its designate shall make an equity investment of $10 Million in Osiris according to the terms and conditions set out in the Stock Purchase Agreement of even date herewith.

ARTICLE 11.  INVENTIONS AND PATENTS

      11.1. Ownership of Inventions: The entire right, title and interest in all inventions within the Field, and any patent applications, or patents based thereon (collectively, the "Inventions") that are made or conceived (i) solely by employees of Osiris or others acting on behalf of Osiris ("Osiris Inventions") shall be owned by Osiris (ii) solely by employees of Novartis or others acting on behalf of Novartis ("Novartis Inventions") shall be owned by Novartis and (iii) jointly by employees or others acting on behalf of Osiris and Novartis ("Joint Inventions") shall be owned jointly by Novartis and Osiris. Each party shall promptly disclose to the other party the Inventions made by employees or others acting on behalf of such party to the extent that the other party has a license thereto under this Agreement. Each party represents and agrees that all employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to such party, or as such party shall direct, all Inventions made by such employee or other person, or in the case of non-employees working for other companies or institutions on behalf of Osiris or Novartis and using Novartis research funding, Osiris or Novartis, as applicable, shall have the right to license all Inventions made by such non-employees on behalf of Osiris or Novartis, as applicable, in accordance with the policies of said company or institution. Osiris and Novartis agree to undertake to enforce such agreements (including, where appropriate, by legal action) considering, among other things, the commercial value of such Inventions.

      11.2.   Patent Applications

      11.2.1. Priority filings: When an Osiris Invention or a Joint Invention has been made which may reasonably be considered to be patentable and as to which Novartis is licensed under this Agreement, a priority patent application shall be filed by Osiris in the United States as soon as reasonably possible. Osiris shall give Novartis an opportunity to review the text of any application for a Joint Invention before filing and shall supply Novartis with a copy of the application as filed, together with a note of its filing date and serial number. The costs of such priority filings shall be borne by Osiris in the case of an Osiris Invention, and by Novartis in the case of a Joint Invention.

      11.2.2. Foreign Filing Decisions: No later than nine (9) months following the filing date of a priority patent application filed according to Art. 11.2.1., the parties shall consult together, through the JSC or otherwise, and agree whether such priority application should be abandoned without replacement; abandoned and refiled; proceeded with in the country of filing only; or used as the basis for a claim of priority under the Paris Convention for corresponding applications in other countries. The same shall apply to any priority patent application which, as of the Effective Date, is part of the Osiris Patent Rights and for which no corresponding foreign applications have been filed.

      11.2.3 Osiris Patent Rights: Any patent application filed in any country in respect of an Osiris Invention as to which Novartis is licensed under this Agreement shall be added to the Osiris Patent Rights.

      11.2.4 Prosecution and Maintenance: Osiris shall bear cost and responsibility for prosecution and maintenance of the Osiris Patent Rights. At regular intervals, or upon request, Osiris shall provide Novartis with updated information on its patent portfolio as to which Novartis is licensed under this Agreement, and Schedule B hereto shall be amended accordingly. Novartis shall bear the cost for prosecution and maintenance of the Joint Patent Rights with Osiris having responsibility therefor in the United States and Novartis in the rest of the world. Novartis and Osiris shall consult with each other as to the prosecution and maintenance of such patent applications and patents. If at any time Novartis or Osiris shall elect not to continue to prosecute or maintain any patent application or patent included in the Joint Patent Rights or the Osiris Patent Rights respectively, the party making such election shall so notify the other party within thirty (30) days of such determination. If

Novartis shall elect not to continue to prosecute or maintain any patent application or patent included in the Joint Patent Rights, then that patent application or patent shall be transferred to the sole ownership of Osiris, and shall not be included in the licensed Osiris Patent Rights. If Osiris shall elect not to continue to prosecute or maintain any patent application or patent included in the Osiris Patent Rights, then Osiris shall give Novartis the timely opportunity to direct Osiris to continue to prosecute or maintain the patent application or patent in Osiris' name and at Novartis' expense.

      11.3.   Notification of Patent Term:   Osiris shall notify Novartis of
the issuance of each patent included within the Osiris Patent Rights as to which Novartis is licensed under this Agreement, giving the date of issue, patent number and normal expiry date for each such patent. Osiris shall notify Novartis of each filing for patent term restoration under the United States Drug Price Competition and Patent Term Restoration Act of 1984, any allegations of failure to show due diligence, and all awards of patent term restoration in the United States and extensions (including the grant of Supplemental Protection Certificates) in other countries with respect to the Osiris Patent Rights as to which Novartis is licensed under this Agreement. Novartis shall make corresponding notifications to Osiris in respect of any patent included within the Joint Patent Rights, or within the Novartis Patent Rights licensed to Osiris under this Agreement.

ARTICLE  12.  PATENT INFRINGEMENT

      12.1 Enforcement: Each party shall promptly notify the other of its knowledge of any actual or potential infringement of the Osiris Patent Rights or the Joint Patent Rights (collectively, the "Patent Rights") by a Third Party with respect to a Product as to which Novartis is licensed under this Agreement. Novartis shall have the right to enforce the Patent Rights in the Territory in its discretion with respect to a Product as to which Novartis is licensed under this Agreement. If within six (6) months following receipt of notice from Osiris, Novartis fails to take action to halt infringement, Osiris shall, in its sole discretion, have the right, at its expense, to take such action in its own name or jointly with Novartis. Each party agrees to render such reasonable assistance as the prosecuting party may request. Costs of maintaining any such action therefrom shall be paid by the party or parties bringing the action. Neither party shall enter into any settlement which admits or concedes that any aspect of the Patent Rights is invalid or unenforceable without the prior written consent of the other party. Notwithstanding the foregoing, in the event either party receives notice of a Third Party who has filed an Abbreviated NDA ("ANDA") or paper NDA with respect to a Product as to which Novartis is licensed under this Agreement containing a certification of patent invalidity or non-infringement of one or more of the Osiris Patent Rights in the United States, the notified party shall notify the other party within ten (10) days thereof. Novartis shall have the right, but not the obligation, to bring an action for infringement within twenty (20) days from the date it receives notice, or if Novartis fails to bring such action, Osiris shall, in its sole discretion, have the right, at its expense, to take such action in its own name or jointly with Novartis.
Any recovery of damages by Novartis with respect to any such suit shall be applied first to satisfy the expenses and legal fees of Novartis with respect to such suit. The balance remaining from any such recovery shall be divided between Novartis and Osiris such that Osiris receives the royalty Osiris would have received under this Agreement if such sales had been made by Novartis. With respect to any such suit brought by Novartis, Osiris shall have the right within its sole discretion to join such suit as a plaintiff at its sole cost and expense.

      12.2 Infringement Claims: If the manufacture, sale or use of Product pursuant to this Agreement results in any claim, suit or proceeding lodged by a Third Party alleging patent infringement by Osiris or Novartis (or its licensees or sublicensees), or by an Affiliate of Osiris or Novartis, such party shall promptly notify the other party hereto in writing. The party subject to such claim shall have the exclusive right to defend and control the defence of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, that Novartis shall not enter into any settlement which admits or concedes that any aspect of the Osiris Patent Rights is invalid or unenforceable without the prior written consent of Osiris. The party subject to the claim shall keep the other party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

      12.3    Enforcement by Osiris:  The rights and obligations of Article
12.1 shall apply mutatis mutandis with respect to Novartis Patent Rights, Products and products outside the Field as to which Osiris is licensed under this Agreement.

ARTICLE  13.  TRADEMARKS

      Novartis shall be free to use and to register in any trademark office any trademark for use with Product it desires in its sole discretion. Novartis shall own all right, title and interest in and to any trademark in its own name during and after the term of this Agreement. Nothing in this
Article 13 is to be construed as granting any rights to Novartis with respect to any trademark owned by Osiris.

ARTICLE 14.  MANUFACTURING AND SUPPLY

      14.1 Supply by Osiris: Novartis shall notify Osiris when any MSC Product being developed by Novartis or its Affiliates enters into Clinical Phase 3. Within thirty (30) days of such notification, Osiris may at its discretion notify Novartis that Osiris wishes to supply Novartis and its Affiliates with that MSC Product for sale in North America. If Osiris does not make such notification within said thirty (30) day period, then Novartis' license under this Agreement shall include a license to make and have made said MSC Product for sale in North America. If such notification by Osiris is timely made, then, subject to Art. 14.3 below, Novartis and its Affiliates agree to purchase exclusively from Osiris, and Osiris agrees to sell exclusively to Novartis and its Affiliates during the term of the Agreement, Novartis and its Affiliates' total requirements for said MSC Product for sale in North America. No later than ninety (90) days after such notification by Osiris, the parties or their Affiliates shall enter into a separate Manufacturing, Supply and Distribution Agreement ("Supply Agreement") for such Product which shall provide, among other matters, for a system of advance ordering of requirements by Novartis and its Affiliates; for quality control of Product; and for a system whereby, for autologous MSC products, bone marrow is collected from patients, dispatched to an Osiris manufacturing facility for isolation and culture of MSCs and manufacture of Product, and the Product is returned to the doctor or hospital at which the Product will be delivered to the patient. If no agreement is reached within the above ninety
(90) day period on the terms of such Supply Agreement, the terms shall be settled by binding arbitration as described in Schedule A. Such Supply Agreement shall provide for a full and free mutual exchange of manufacturing technology for such Product between the parties. Such Supply Agreement shall terminate no later than the expiry of Novartis' obligation to pay royalties on sales of said MSC Product in all North American countries. No later than six
(6) months before such date, Novartis shall notify Osiris whether it wishes to extend the supply period for all or part of Novartis' North American requirements for Product for a further period, in which case a further
Supply Agreement will be negotiated in good faith and entered into by the parties to the first Supply Agreement. If no such further Supply Agreement is concluded between the parties, then Novartis or a Novartis Affiliate shall have the right to manufacture Product itself or have Product manufactured by a Third Party of its choice.

      14.2 U.S. Manufacturing Facility: The Supply Agreement shall provide that Osiris will assume full cost and responsibility for constructing, operating and maintaining one or more United States manufacturing facilities together capable of supplying the expected commercial requirements of Novartis and its Affiliates in North America with respect to MSC Product for which an NDA has been approved in the United States. Such Supply Agreement shall provide that if Osiris is unable to supply such MSC Product in accordance with the forecasting requirements set forth in such Agreement, then to the extent that Osiris cannot meet such requirements, and for the period for which Osiris cannot meet such requirements, Novartis or a Novartis Affiliate shall have the right to manufacture itself or to have a Third Party manufacture such MSC Product. Such period shall be extended to the extent that a Thirty Party manufacturer requires Novartis to obligate itself to a longer period of supply, whereby the Supply Agreement shall define a maximum duration for such permissible extension. The Supply Agreement shall give a precise definition of the term "unable to supply". Osiris shall provide Novartis or such Third Party with sufficient technical information to enable the manufacture of such Product, all under suitable confidentiality requirements and requirements that it be used only to the extent necessary to manufacture for Novartis and its Affiliates the amount of MSC Product which Osiris cannot provide, and for the period for which Novartis is required to obligate itself to have a Third Party manufacture such MSC Product.

      14.3 Supply Price: The Supply Agreement shall provide that Osiris shall supply Product to Novartis and its Affiliates at [*CONFIDENTIALITY REQUESTED*], and shall set out the elements which are to be taken into account in calculating [*CONFIDENTIALITY REQUESTED*]. It shall further provide that if a Third Party supplier can manufacture MSC Product in the United States of a quality which is equivalent to that provided by Osiris, without using Osiris' proprietary information, under the same terms and conditions and specifications as that provided in the Supply Agreement, and the bona fide price which is to be charged by such Third Party to Novartis and its Affiliates for such MSC Product is [*CONFIDENTIALITY REQUESTED*] of the price being charged by Osiris, then Novartis and its Affiliates shall have the right to purchase such MSC Product from such Third Party unless Osiris reduces the price charged to Novartis and its Affiliates for such MSC Product to the price charged by such Third Party. In addition, the Supply Agreement shall also provide that if Novartis itself or by an Affiliate is able to produce Product in its own manufacturing facility in the United States (after making allowance for economy of scale adjustments) which is of equivalent quality and which meets the specifications of the MSC Product to be provided by Osiris and Novartis' cost for producing such MSC Product is [*CONFIDENTIALITY REQUESTED*] of Osiris' cost for producing such MSC Product, with such costs being calculated on an equivalent basis, then Novartis and its Affiliates shall have the right to manufacture such MSC Product in such facility in the United States unless Osiris reduces the cost for such MSC Product used in calculating the price to be charged to Novartis for such MSC Product such that it is equal to Novartis' cost for producing such MSC Product.

      14.4 Gene Therapy Products: Novartis shall have the right to manufacture Gene Therapy Products for sale in any country of the Territory, including North America. If Novartis does not intend by itself or by an Affiliate to manufacture Gene Therapy Products for sale in North America, Novartis shall obtain its requirements of MSCs for Gene Therapy Products for sale in North America from Osiris, upon the same conditions as set out above for MSC Products, as specified in a corresponding Supply Agreement. Any vectors for the transformation of such MSCs shall be manufactured by Novartis or its Affiliate.

      14.5 Non-Commercial Supply: All quantities of Product reasonably required by Novartis for commercial samples and clinical trials shall be supplied by Osiris at cost price plus [*CONFIDENTIALITY REQUESTED*].

ARTICLE 15.  PRODUCT LIABILITY

      15.1 Indemnification by Novartis: Novartis shall defend, indemnify and hold harmless Osiris, Affiliates of Osiris, licensors of Osiris, and their respective directors, officers, shareholders, agents and employees (each an "Osiris Indemnified Party"), from and against any and all liability, loss, damages and expenses (including attorneys' fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them arising out of the manufacture, possession, distribution, use, testing, sale or other disposition of Products by or through Novartis or its Affiliates, licensees or sublicensees. Novartis' obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an Osiris Indemnified Party which result from the gross negligence or willful misconduct of an Osiris Indemnified Party. Novartis shall have the exclusive right to control the defense of any action which is to be indemnified in whole by Novartis hereunder, including the right to select counsel acceptable to Osiris to defend Osiris, and to settle any claim, provided that, without the written consent of Osiris (which shall not be unreasonably withheld or delayed), Novartis shall not agree to settle any claim against Osiris to the extent such claim has a material adverse effect on Osiris. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and Novartis' obligation hereunder shall apply whether or not such claims are rightfully brought.

      15.2 Indemnification by Osiris: Osiris shall defend, indemnify and hold harmless Novartis and its Affiliates, licensors of Novartis, and their respective directors, officers, shareholders, agents and employees (each a "Novartis Indemnified Party"), from and against any and all liability, loss, damages and expenses (including attorneys' fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them arising out of the manufacture, possession, distribution, use, testing, sale or other disposition of Product by or through Osiris or its Affiliates (or their licensees or sublicensees) as to which product Osiris has been granted a license by Novartis under this Agreement. Osiris' obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of a Novartis Indemnified Party. Osiris shall have the exclusive right to control the defense of any action which is to be indemnified in whole by Osiris hereunder, including the right to select counsel acceptable to Novartis to defend Novartis, and to settle any claim, provided that, without the written consent of Novartis (which shall not be unreasonably withheld or delayed), Osiris shall not agree to settle any claim against Novartis to the extent such claim has a material adverse effect on Novartis. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and Osiris' obligation hereunder shall apply whether or not such claims are rightfully brought.

      15.3 Procedure in Event of Claim: Any Osiris Indemnified Party or Novartis Indemnified Party that intends to claim indemnification under this
Article 15 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense; or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 15 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 15, but the omission to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 15. The Indemnitee under this Article 15, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

      15.4 Reporting: Each party hereto agrees to report promptly to the other party any information concerning serious or unexpected side effects, injury, toxicity, reactions or any unexpected event associated with clinical, investigational or commercial use whether or not finally attributable to Product. Such information shall also include pre-existing diseases, syndromes, or abnormal diagnostic tests results which re-appear or are exacerbated by use of Product. Upon receipt of such information by either party hereto, both parties shall promptly consult each other and use best efforts to arrive at a mutually acceptable procedure for taking the appropriate actions under the circumstances; provided, however, that nothing contained herein shall restrict the right of either party to make a submission to a regulatory authority or take other actions it deems to be appropriate or necessary.

ARTICLE  16.  SECRECY

      16.1 Confidential Information: Except as otherwise contemplated by this Agreement, any information supplied by one party to the other pursuant to, or in contemplation of, this Agreement shall be retained in confidence and not used or disclosed by the recipient during the term of this Agreement and for five (5) years thereafter. The confidentiality obligations provided herein shall not apply to information which

(i)   is or becomes known publicly through no fault of the receiving party;

(ii) is obtained by the receiving party without duty of non-disclosure from a Third Party entitled to disclose it;

(iii) was already known by the receiving party at the time of disclosure hereunder as shown by prior written records of the receiving party; or

(iv) is developed by the receiving party independently of information obtained or disclosed hereunder.

      16.2 Permitted use: Notwithstanding the provisions of the above, each party shall have a right to use such information for development, production and marketing of products, processes and services in accordance with the licenses granted under this Agreement as provided in this Agreement and further has a right to disclose such information to a governmental agency or other competent body as and when required by law and regulation, or to an Affiliate. Notwithstanding the provisions of the above, each party shall have a right to disclose such information to a Third Party for the purpose of exercising rights granted to it under this Agreement provided that such Third Party enters into an agreement of confidentiality and non-use essentially identical to those set forth in this Agreement and that such Third Party agrees that the party whose confidential information is being disclosed to such Third Party shall be a third party beneficiary with respect to such obligation of confidentiality and non-use.

      16.3 Nondisclosure of terms: Each of the parties agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other party, except to such party's attorneys, advisors, investors, potential investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law, rules and regulations (including, but not limited to, disclosure required by U.S. securities laws). Notwithstanding the foregoing, the parties shall agree upon a press release to announce the execution of this Agreement, thereafter, Osiris and Novartis may each disclose to Third Parties the information contained in such press release without the need for further approval by the other. Other than the above, neither party nor its officers and employees shall make any public statements as to the contents of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

      16.4. Publications: During the term of this Agreement, Osiris and Novartis each acknowledge the other party's interest in publishing certain of its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection. Consequently, either party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such party as part of the Research Program (the "Publishing Party") shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication; or an abstract for oral disclosure or poster presentation at least fifteen (15) days prior to submission of the abstract; or slides or overheads for an oral presentation without abstract at least fifteen (15) days prior to the oral disclosure. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent reasons and (b) to request a delay in publication or presentation in order to protect patentable information. If the Reviewing Party requests such a delay, the Publishing Party shall delay submission or presentation of the publication for a period of sixty (60) days to enable patent applications protecting each party's rights in such information to be filed. Upon the expiry of forty-five (45) days, in the case of proposed written disclosures, or fifteen (15) days, in the case of an abstract of proposed oral disclosures, from transmission of such proposed disclosures to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the oral presentation, respectively, unless the Reviewing Party has requested the delay described above. Nothing in this Article 16.4 is to be construed as permitting a party to disclose or publish confidential information of the other party without the other party's permission.

ARTICLE  17.  TERM AND TERMINATION

      17.1 Term: Except as set forth below, the term of this Agreement shall begin as of the Effective Date and continue in full force and effect, on a country-by-country basis, unless terminated earlier as provided in this
Article 17, until Novartis has no remaining royalty payment obligations in any country.

      17.2 Termination for Cause: Either party to this Agreement may terminate this Agreement in the event that the other party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such breach or default shall have continued for thirty (30) days with respect to a payment breach or for sixty (60) days with respect to other breaches after written notice thereof was provided to the breaching party by the nonbreaching party. Any termination shall become effective at the end of such thirty (30) or sixty (60) day period unless the breaching party has cured any such breach or default prior to the expiration of the thirty (30) or sixty (60) day period. A breach under any Supply Agreement entered into by the parties pursuant to Article 14.1 shall be a breach of this Agreement.

      17.3 Termination for Insolvency: If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

      17.4 Permissive Termination: At any time after the end of the Research Term for all Areas, Novartis may terminate this Agreement at its discretion upon one hundred and eighty (180) days written notice.

      17.5    Effect of Termination:

      17.5.1: Upon termination of this Agreement by Osiris or Novartis in accordance with Article 17.2 or 17.3, or by Novartis in accordance with 17.4 , the licenses granted to Novartis hereunder shall be forthwith terminated, and Novartis shall cease to develop and market Product and discontinue the use of, and return to Osiris within sixty (60) days after termination, all Osiris Know-how (including INDs and NDAs, if any) and shall assign, free of charge, to Osiris, any governmental approvals of Novartis with respect to Product to assure an orderly transfer of rights and transition of responsibility for such documentation. Notwithstanding the above, Novartis may sell existing inventory of Product for up to six (6) months after the date of termination, provided royalties are paid thereon. The provisions of this Article 17.5.1 shall also be applicable, mutatis mutandis, to the termination of a license to a Product in a country according to Art. 6.5 or 6.6.

      17.5.2: Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

      17.6    Survival:  Articles 2.4, 9.5, 13, 15, 16, 17.5.2, 17.6 & 18 of
this Agreement shall survive the expiration or termination of this Agreement for any reason.

ARTICLE  18.  MISCELLANEOUS PROVISIONS

      18.1 Governing Laws: This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without resort to its choice of law principles.

      18.2    Warranties & Covenants

      18.2.1: Osiris and Novartis each warrants to the other that it has full right and authority to enter into this Agreement; and that the performance of this Agreement does not conflict with any obligations under other contracts, or with obligations under funding schemes from any private or public funding agency.

      18.2.2 Novartis agrees that Novartis will use Novartis Know-How with respect to MSCs or products produced thereby and Osiris Know-How only for research, development, making, using and selling of Product for which Novartis retains a license from Osiris under this Agreement and only with respect to those countries for which Novartis retains a license under this Agreement.

      18.2.3 Osiris and Novartis each warrants, represents and agrees that each of its Affiliates shall comply with the terms, obligations and conditions of this Agreement as if they were signatories to this Agreement and Osiris and Novartis each unconditionally guarantees such compliance and performance by its Affiliates.

      18.2.4 Osiris warrants that, as of the date of this Agreement, to its knowledge all granted patents within the Osiris Patent Rights were validly obtained and are enforceable.

     18.3 Waiver: It is agreed that no waiver by any party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

      18.4 Assignment: Subject to Art. 8.4 above, this Agreement shall not be assignable by either party to any Third Party without the written consent of the other party hereto except in the case of Novartis to an Affiliate, except that, subject to Art. 17.5, either party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such party, whether by merger, reorganization, acquisition, sale, or otherwise. This Agreement shall be binding upon and inure to the benefit of any permitted assignee, and any such assignee shall agree to perform the obligations of the assignor. Novartis may, without assignment of the entire Agreement, assign any of its rights and obligations under this Agreement to a designated Novartis Affiliate.

      18.5 Independent Contractors: The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

      18.6 Compliance with Laws: In exercising their rights under this license, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of medical products pursuant to this Agreement.

      18.7 Severability: In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain, unless the invalid provision is of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provision.

      18.8 Force Majeure: Non-performance of any party (except for payment obligations) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing party, provided such party uses its best efforts to resume performance as promptly as possible.

      18.9 No Consequential Damages: In no event shall any party to this Agreement have any liability to the other for any special, consequential or incidental damages arising under this Agreement under any theory of liability.

      18.10 Complete Agreement: This Agreement with its Schedules, constitutes the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be null and void and of no effect. No amendment or addition hereto shall be effective or binding on either of the parties unless reduced to writing and executed by the respective duly authorized representatives of Osiris and Novartis.

      18.11 Notices: Any notice required, or permitted to be given, under this Agreement, shall be deemed sufficiently given, if sent to the party to be notified at its address, shown at the beginning of this Agreement or at such other address as may be furnished in writing to the notifying party, by facsimile transmission, confirmed by certified or registered mail, or by an internationally recognized overnight delivery service. Time of notice or other communication shall be deemed to be the date of postmark.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.


NOVARTIS PHARMACEUTICALS                    OSIRIS THERAPEUTICS, INC.
CORPORATION

By: /s/ Wayne P. Yetter                     By: /s/ James S. Burns

Name: Wayne P. Yetter                       Name: James S. Burns

Title: President & CEO                      Title: President & CEO



SCHEDULES:

A:   Arbitration Provision
B:   List of Patent Rights
C:   Research Plan

SCHEDULE A:  ARBITRATION PROVISION

       In the event tha parties are unable to reach agreement with respect to any matter which is subject to arbitration in accordance with the Agreement, as applicable, such will be determined through binding arbitration in New York, NY, in accordance with the Commercial Rules of Arbitration of the American Arbitration Association.

       The arbitration panel shall be comprised of three (3) arbitrators. Each party shall be entitled to appoint one arbitrator. The parties shall appoint their respective arbitrators within thirty (30) days after submission for arbitration. If either party shall fail to make timely appointment of its arbitrator, the arbitration shall be heard and decided by the sole arbitrator duly appointed by the other party. Where both parties have timely appointed their respective arbitrators, the two arbitrators so appointed shall agree on the appointment of the third arbitrator from the list of arbitrators maintained by the American Arbitration Association. If the parties' appointed arbitrators all fail to agree within thirty (30) days from the date both parties' arbitrators have been appointed, on the identity of the third arbitrator, then such arbitrator shall be appointed by the appropriate administrative body of the American Arbitration Association.

       Within ten (10) days of appointment of the full arbitration panel, the parties shall exchange their final proposed positions with respect to the matters to be arbitrated, which shall approximate as closely as possible the closest positions of the parties previously taken in the submit to the arbitrators a copy of the proposed position which it previously delivered to the other party, together with a brief or other written memorandum supporting the merits of its proposed position. The arbitration panel shall promptly convene a hearing, at which time each party shall have one (1) hour to argue in support of its proposed posititon. the parties will not call any witnesses in support of their arguments.

       The arbitration panel shall select either of the party's proposed position on the issue as the binding final decision to be embondied as an agreement between the parties. In making their selection, the arbitrators shall not modify the terms or conditions of either party's proposed position; nor will the arbitrators combine provisions from both proposed positions. In making their selection, the arbitrators shall consider the terms and conditions of this Agreement, the relative merits of the proposed position and the written and oral arguments of the parties. In the event the arbitrators seek the guidance of the law of any jurisdiction, the law of the State of New York shall govern.

       The arbitrators shall make their decision known to the parties as quickly as possible by delivering written notice of their decision to both parties.
Such written notice need not justify their decision. The parties will execute any and all papers necessary to obligate the parties to the positin selected by the parties to the position selected by the arbitration panel within five (5) business days of receipt of notice of such selection. The decision of the arbitrators shall be final and binding on the parties, and specific performance may be ordered by any court of competent jurisdiction.
       The parties will bear their own costs in preparing for the arbitration. The costs of the arbitrators will be equally dived between the parties.

       Notwithstanding anything to the contraty, prior to initiating arbitration, the issues shall be submitted to the Chief Executive Officer of each of the parties in an attmept to resolve the isssues by good faith, mediation or negotiations by such Chief Executive Officers. If the issues have not been resolved within thirty (30) days after submission to the Chief Executive Officers, then either party may initiate arbitration as set forth herein.

SCHEDULE B:  LIST OF PATENTS AND PATENT APPLICATIONS INCLUDED
WITHIN THE OSIRIS PATENT RIGHTS

[*CONFIDENTIALITY REQUESTED*]

SCHEDULE C  RESEARCH PLAN FOR FIRST TWO YEARS OF RESEARCH TERM

[*CONFIDENTIALITY REQUESTED*